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                      June 28, 2024

       Lucy Rutishauser
       Chief Financial Officer
       Sinclair, Inc.
       10706 Beaver Dam Road
       Hunt Valley , MD 21030

                                                        Re: Sinclair, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2023
                                                            Form 10-Q for the
quarterly period ended March 31, 2024
                                                            File No. 333-271072

       Dear Lucy Rutishauser:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology